Exhibit 99.1

                            Explanation of Responses


     As a result of entering into voting agreements (the "Voting Agreements"), dated as of July 18, 2007, with Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P. and Scotsman Partners, L.P. (the "Stockholders") in connection with an Agreement and Plan of Merger concurrently entered into with the Issuer, Ristretto Acquisition Corp. and Ristretto Holdings SCA (the "Merger Agreement"), Ristretto Group S.a.r.l. ("Ristretto Group") may be deemed to be a beneficial owner of the 11,942,985 shares of common stock of the Issuer ("Common Stock") held by the Stockholders pursuant to Rule 16a-1(a)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, a beneficial owner of more than 10% of the Common Stock for purposes of being defined as a reporting person under Section 16 of the Exchange Act.

     As the sole equity holder of Ristretto Group, Ristretto Holdings SCA ("Ristretto Holdings") may be deemed to be a beneficial owner of the 11,942,985 shares of Common Stock deemed to be held by Ristretto Group pursuant to Rule 16a-1(a)(1) promulgated under the Exchange Act, and accordingly, a beneficial owner of more than 10% of the Common Stock for purposes of being defined as a reporting person under Section 16 of the Exchange Act.

     As the manager of Ristretto Holdings, Ristretto Managers S.a.r.l. ("Ristretto Managers") may be deemed to be a beneficial owner of the 11,942,985 shares of Common Stock deemed to be held by Ristretto Holdings pursuant to Rule 16a-1(a)(1) promulgated under the Exchange Act, and accordingly, a beneficial owner of more than 10% of the Common Stock for purposes of being defined as a reporting person under Section 16 of the Exchange Act.

     As holders of 71.9% of the equity interests in Ristretto Holdings and 72% of the equity interests in Ristretto Managers, TDR Capital `A' LP, TDR Capital `B' LP, TDR Capital `C' LP, TDR Capital Co-Investment LP and TDR Capital General Partner LP (collectively the "TDR Funds") may be deemed to be beneficial owners of the 11,942,985 shares of Common Stock deemed to be held by Ristretto Holdings and Ristretto Managers pursuant to Rule 16a-1(a)(1) promulgated under the Exchange Act, and accordingly, beneficial owners of more than 10% of the Common Stock for purposes of being defined as a reporting person under Section 16 of the Exchange Act.

     As the manager of each of the TDR Funds, TDR Capital LLP ("TDR Capital") may be deemed to be a beneficial owner of the 11,942,985 shares of Common Stock deemed to be held by the TDR Funds pursuant to Rule 16a-1(a)(1) promulgated under the Exchange Act, and accordingly, a beneficial owner of more than 10% of the Common Stock for purposes of being defined as a reporting person under
Section 16 of the Exchange Act.

     As the founding partners of TDR Capital, Messrs. Stephen Robertson and Manjit Dale may be deemed to be beneficial owners of the 11,942,985 shares of Common Stock deemed to be held by the TDR Funds pursuant to Rule 16a-1(a)(1) promulgated under the Exchange Act, and accordingly, beneficial owners of more than 10% of the Common Stock for purposes of being defined as a reporting person under Section 16 of the Exchange Act.

     Each of the Reporting Persons (as defined in this Form 3) disclaims beneficial ownership of any shares of Common Stock for purposes of Rule 16a-1(a)(1) promulgated under the Exchange Act or otherwise.

     None of the Reporting Persons has a pecuniary interest in the Common Stock. Accordingly, none of the Reporting Persons is the beneficial owner of any shares of Common Stock pursuant to Rule 16a-1(a)(2) promulgated under the Exchange Act and accordingly, no holdings of Common Stock are being reported on this Form 3.